EXHIBIT 23.2

11th floor, 1050 West Pender Street, Vencouver, BC, Canada V6E 3S7 Tel: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 30, 2013, relating to the consolidated financial statements and schedule of Avino Silver and Gold Mines Ltd. appearing in the Annual Report on Form 20-F of Avino Silver and Gold Mines Ltd. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Manning Elliott LLP

Vancouver, Canada
December 4, 2013